Exhibit 10.1

MYFIZIQ LIMITED
ACN 602 111 115
(Company)

and

ASIA CORNERSTONE ASSET MANAGEMENT LIMITED

(Investor)

SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made the 11th day of February 2019

B E T W E E N

MYFIZIQ LIMITED (ACN 602 111 115) of Suite 5, 71-73 South Perth Esplanade, South Perth, WA, 6151 (Company);

AND

ASIA CORNERSTONE ASSET MANAGEMENT LIMITED, a company incorporated in Hong Kong of Unit 1914, 19th Floor, Miramar Tower, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong (Investor).

R E C I T A L S

A.	The Company is a public company limited by shares and listed on the ASX.

B.	Pursuant to the Binding Terms Sheet between the Parties dated 29 January 2019, the Investor has agreed to subscribe for the Subscription Shares at the Subscription Price and the Company has agreed to issue the Subscription Shares to the Investor (or its nominees).

C.	The Parties have agreed to enter into this agreement to record the terms of the Subscription.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this agreement:

Application Form means the application form set out in Schedule 1.

Applicable Law means the constitution of the Company, the Corporations Act, the Listing Rules, the ASX Settlement Operating Rules, any regulatory guides published by ASIC and all other applicable laws and regulations in any jurisdiction.

ASIC means the Australian Securities and Investments Commission.

ASX means ASX Limited (ABN 98 008 624 691) or the market which it operates.

ASX Settlement Operating Rules means the operating rules of ASX Settlement Pty Ltd (ACN 008 504 532) in its capacity as a CS facility licensee.

Business Day means a day on which banks are open for business in Perth, Western Australia, excluding a Saturday or a Sunday or a public holiday.

Company Warranties means the representations and warranties given by the Company to the Investor pursuant to clause 4.1.

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Confidential Information means all confidential, non-public or proprietary information regardless of how the information is stored or delivered, exchanged between the Parties before, on or after the date of this agreement relating to the business, technology or other affairs of the Party who provides the information, but excludes information which:

(a)	is in or becomes part of the public domain other than through a breach of this agreement or an obligation of confidence owed to the Party to whom the information belongs;

(b)	the recipient of the information can prove was already known to it at the time of disclosure by the Party to whom the information belongs (unless such knowledge arose from disclosure of information in breach of an obligation of confidentiality); or

(c)	the recipient acquires from a source other than the Party to whom the information belongs, where such source is entitled to disclose it.

Corporations Act means the Corporations Act 2001 (Cth).

Duty means any transfer, transaction or registration duty or similar charge imposed by any Government Authority and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them.

Encumbrance means an interest or power:

(a)	reserved in or over an interest in any share or asset including, but not limited to, any retention of title; or

(b)	created or otherwise arising in or over any interest in any share or asset under a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to, any or third party rights or interests and any agreement to grant or create any of the above.

Event of Insolvency means, in relation to a corporation:

(a)	a receiver, manager, receiver and manager, trustee, administrator or similar officer is appointed in respect of a person or any material asset of a corporation;

(b)	a liquidator or provisional or interim liquidator is appointed in respect of a corporation;

(c)	any application (not being an application withdrawn or dismissed within 7 days) is made to a court for an order, or an order is made, or a meeting is convened, or a resolution is passed, for the purpose of:

(i)	appointing a person referred to in paragraphs (a) or (b);

(ii)	winding up the relevant corporation; or

(iii)	proposing or implementing a compromise with creditors (including a scheme of arrangement, other than to carry out a reconstruction or amalgamation while solvent);

(d)	a final order, judgment or award is made against the corporation which it fails to satisfy within 7 days of being required to do so;

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(e)	the corporation becomes, or admits in writing that it is, is declared to be, or is deemed under any Applicable Law to be, insolvent or unable to pay its debts; or

(f)	anything analogous or having a substantially similar effect occurring in relation to a Group member.

Excluded Information means information which would be required to be disclosed as “excluded information” under subsection 708A(6) (e).

Government Authority means a government or government department, a governmental or semi-governmental or judicial person (whether autonomous or not) charged with the administration of any applicable law.

Group means in relation to either Party, entities directly or indirectly controlling, controlled by, or in common control with, that party and any Related Body Corporate of that Party.

Indemnified Losses means, in relation to any fact, matter or circumstance, all losses, costs, damages, expenses and other liabilities arising out of or in connection with that fact, matter or circumstance, including all reasonable legal and other professional expenses on a solicitor-client basis incurred in connection with investigating, disputing, defending or settling any claim, action, demand or proceeding relating to that fact, matter or circumstance (including any claim, action, demand or proceeding based on the terms of this agreement).

Investor Shareholding means, at any time, the total of all Shares held in the Company by the Investor (including its Group) at that time.

Investor Warranties means the representations and warranties given by the Investor to the Company pursuant to clause 4.2.

Listing Rules means the listing rules of ASX.

Official Quotation means official quotation on ASX.

Party means a party to this agreement and Parties means all of them.

Related Body Corporate has the meaning given that expression in the Corporations Act.

Share means an ordinary fully paid share in the capital of the Company.

Shareholder means, at any time, is the registered holder of a Share.

Subscription means the subscription by the Investor (or its nominees) for the Subscription Shares under this agreement.

Subscription Date means the relevant date for the issue of each Tranche as set out in clause 2.1, or such other date as may be mutually agreed between the Parties.

Subscription Price means $0.60 per Subscription Share.

Subscription Shares means a total of 10,000,000 Shares, to be paid for and issued to the Investor in accordance with the terms and conditions of this agreement.

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Tranches has the meaning given to that term in clause 2.1 and Tranche means any one of those Tranches as the context requires.

1.2	Interpretation

In this agreement unless the context otherwise requires:

(a)	headings are for convenience only and do not affect its interpretation;

(b)	an obligation or liability assumed by, or a right conferred on, two or more Parties binds or benefits all of them jointly and each of them severally;

(c)	the expression person includes an individual, the estate of an individual, a corporation, an authority, an association or joint venture (whether incorporated or unincorporated), a partnership and a trust;

(d)	a reference to any party includes that party’s executors, administrators, successors and permitted assigns, including any person taking by way of novation;

(e)	a reference to any document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(f)	a reference to any statute or to any statutory provision includes any statutory modification or re-enactment of it or any statutory provision substituted for it, and all ordinances, by-laws, regulations, rules and statutory instruments (however described) issued under it;

(g)	words importing the singular include the plural (and vice versa) and words indicating a gender include every other gender;

(h)	reference to clauses, schedules, exhibits or annexures are references to clauses, schedules, exhibits and annexures to or of this agreement and a reference to this agreement includes any schedule, exhibit or annexure to this agreement;

(i)	where a word or phrase is given a defined meaning, any other part of speech or grammatical form of that word or phrase has a corresponding meaning;

(j)	a reference to time is to Western Standard Time as observed in Perth, Western Australia;

(k)	where an action is required to be undertaken on a day that is not a Business Day it shall be undertaken on the next Business Day;

(I)	a reference to a payment is to a payment by bank cheque or such other form of cleared funds the recipient otherwise allows in the relevant lawful currency specified;

(m)	“includes” in any form is not a word of limitation; and

(n)	a reference to $ or dollar is to Australian currency.

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1.3	Knowledge and awareness of the Company

A reference in this agreement to the Company’s awareness or knowledge (in any grammatical form) will be taken to include all matters, facts and circumstances of which the Company or any officer or senior executive of the Company is actually aware or should reasonably have been aware had such persons made due and proper inquiries.

2.	SUBSCRIPTION

2.1	Subscription and issue

Subject to the terms and conditions of this agreement, the Investor agrees to subscribe for, and the Company agrees to allot and issue to the Investor (or its nominees), the Subscription Shares in the following tranches:

(a)	(Tranche 1): on 25 February 2019, 2,000,000 Subscription Shares to be issued at the Subscription Price;

(b)	(Tranche 2): on 8 April 2019, 1,666,667 Subscription Shares to be issued at the Subscription Price;

(c)	(Tranche 3): on 20 May 2019, 1,666,667 Subscription Shares to be issued at the Subscription Price;

(d)	(Tranche 4): on 1 July 2019, 1,666,667 Subscription Shares to be issued at the Subscription Price;

(e)	(Tranche 5): on 12 August 2019, 1,666,667 Subscription Shares to be issued at the Subscription Price; and

(f)	(Tranche 6): on 23 September 2019, 1,333,333 Subscription Shares to be issued at the Subscription Price,

(together, the Tranches).

2.2	Payment of Subscription Price

On the relevant Subscription Date of each Tranche, the Investor (or its nominees) must:

(a)	deliver to the Company the Application Form duly completed and executed by the Investor (or its nominees);

(b)	pay to the Company the Subscription Price in accordance with clause 2.6; and

(c)	deliver to the Company written evidence of payment in the form of a confirmation of receipt of payment from the bank referred to in clause 2.6 of the Subscription Price made under clause 2.2(b),

in respect of the relevant Tranche.

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2.3	Issue of Subscription Shares

Subject to the Investor (or its nominee(s)) complying with its obligations under clause 2.2, following the receipt by the Company of the Subscription Price in cleared funds for each relevant Tranche, the Company must immediately:

(a)	allot and issue the Subscription Shares to the Investor (or its nominee(s));

(b)	enter the Investor (or its nominee(s)) in the Company’s register of members as the holder of the Subscription Shares;

(c)	within two (2) Business Days of the receipt by the Company of the Subscription Price in cleared funds:

(i)	send holding statements in respect of the Subscription Shares to the Investor (or its nominee(s)) in accordance with Applicable Law;

(i)	apply to ASX for official quotation of the Subscription Shares in the same class and on the same terms as all other Shares quoted on ASX on the relevant Subscription Date; and

(ii)	take all other steps necessary to give effect to the allotment of the Subscription Shares to the Investor (or its nominee(s)) in accordance with Applicable Law;

(d)	following the receipt by the Company of the Subscription Price in cleared funds and issue of the Subscription Shares, the Company shall lodge with ASX a notice in accordance with section 708A(5) (e) of the Corporations Act; and

(e)	if the Company is unable to comply with the requirements of section 708A(5) of the Corporations Act for any reason, the Company shall, at its own expense, do everything necessary to ensure the Subscription Shares so allotted are able to be freely traded on ASX in compliance with the requirements of the ASX Listing Rules and the Corporations Act, including, if considered necessary by the Investor, lodging a disclosure document with ASIC in accordance with Chapter 6D of the Corporations Act.

2.4	Completion

The Parties acknowledge and agree that:

(a)	completion of each Subscription does not occur, and shall be taken not to have occurred, unless and until all of the obligations of the Parties under clauses 2.2, 2.3 and 2.3 have been satisfied in respect of that Tranche; and

(b)	if any obligation specified in clauses 2.2, 2.3 and 2.3 is not performed on the due date then, without prejudice to any other rights of the Parties, any document delivered or payment made under those clauses must be returned to the Party that delivered such document or paid such amount.

2.5	Reasonable endeavours

The Company and the Investor must:

(a)	use their reasonable endeavours to obtain fulfilment of the requirements under this clause 2 applicable to it; and

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(b)	keep each other informed of any circumstances which may result in any requirement under this clause 2 not being completed or satisfied in accordance with its terms.

2.6	Suspension

Should the Company’s Shares be suspended from Official Quotation for more than 5 consecutive trading days after the date of this agreement, the Investor may terminate its obligations to subscribe for any future Tranches by notice in writing to the Company.

3.	MANNER OF PAYMENT

On or prior to 4:00 pm on the relevant Subscription Date, the Investor ((or its nominee(s)) must pay the Subscription Price per Subscription Share for the relevant Tranche in immediately available funds to the account with the following details (or as otherwise directed by the Company):

Account Name: Bank: BSB: Account: Swift Code:	MyFiziq Limited National Australia Bank 086 006 744 464 625 NATAAU3302S

4.	REPRESENTATIONS AND WARRANTIES

4.1	Representations and warranties by Company

The Company represents and warrants to the Investor that, as at the date of this agreement and separately as at the date on which each Tranche of Subscription Shares are issued to the Investor, except as otherwise fairly disclosed by the Company to the Investor in writing and countersigned by the Investor prior to the date of this agreement:

(a)	(Registration): it is a corporation as that expression is defined in the Corporations Act having limited liability, registered (or taken to be registered) and validly existing under the Corporations Act;

(b)	(Authority): it has full power and authority to enter into this agreement and to perform its obligations under it;

(c)	(Corporate authorisations): it has taken all necessary action to authorise the execution, delivery and performance by it of this agreement in accordance with its terms;

(d)	(Binding obligations): this agreement constitutes its legal, valid and binding obligations and is enforceable in accordance with its terms;

(e)	(Issue of Subscription Shares): it has full power and authority and has obtained all third party consents necessary to allot and issue the Subscription Shares to the Investor in accordance with Applicable Law;

(f)	(Encumbrances): the Group has not granted or registered and there is not in existence any Encumbrance over any assets of the Group;

(g)	(Ranking): the Subscription Shares will be credited as fully paid and rank pari passu in all respects with all other Shares on issue;

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(h)	(Title to Subscription Shares): upon issue of the Subscription Shares, the Investor will acquire full legal and beneficial title to the Subscription Shares, free and clear of any Encumbrance;

(i)	(No Event of Insolvency): no Event of Insolvency has occurred in relation to the Company or a member of the Group, nor is there any act which has occurred or to the best of its knowledge, is anticipated to occur which is likely to result in an Event of Insolvency in relation to the Company or a member of the Group;

(j)	(No litigation): the Company and any member of the Group is not a party to any investigation, prosecution, litigation, legal proceeding, arbitration, mediation or any other form of dispute resolution, and to the best of its knowledge no such proceedings are pending or threatened and there is no circumstance or fact that is likely to give rise to any such proceedings;

(k)	(Compliance with Applicable Law): the Company and each member of the Group is in compliance in all material respects with the Applicable Laws; and

(I)	(Subscription will comply with section 708A of the Corporations Act): subject to the requirements of section 708A(6)(a), the Company is able to provide, and there is nothing preventing it from providing, a notice in accordance with section 708A(5) (e) and the offer of the Subscription Shares will be an offer to which section 708A of the Corporations Act applies.

4.2	Representations and warranties by Investor

The Investor represents and warrants to the Company that, as at the date of this agreement and separately as at each date on which the Subscription Shares are issued to the Investor (or its nominees), except as otherwise fairly disclosed by the Investor to the Company in writing prior to the date of this agreement:

(a)	(Authority): it has full power and authority to enter into this agreement and to perform its obligations under it;

(b)	(Binding obligations): this agreement constitutes its legal, valid and binding obligations and is enforceable in accordance with its terms; and

(c)	(No breach): this agreement and the Subscription does not conflict with or result in a breach of any of the Investor’s legal obligations (including any statutory, contractual or fiduciary obligation) or constitute or result in any default under any provision of its constitution or any material provision of any agreement, deed, writ, order, injunction, judgment, law, rule or regulation to which it is a party or is subject or by which it is bound.

4.3	Indemnity by Company

(a)	The Company indemnifies the Investor against all Indemnified Losses incurred by the Investor as a consequence of any matter or thing being found to be in breach of or inconsistent with the Company Warranties.

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(b)	The maximum amount which the Investor may claim against the Company for a breach of the Company Warranties is 100% of the Subscription Price paid by the Investor at the time of the claim. A claim for breach of the Company Warranties shall not be made unless the amount of the Indemnified Losses reasonably claimed exceeds $1,000,000 (in which event, for the avoidance of doubt, the Company shall be liable for the whole of that amount and not merely the excess).

(c)	The Company shall not be liable in respect of a claim in connection with a breach of Company Warranties unless the Investor has given written notice to the Company setting out reasonable details of the specific matter in respect of which the claim is made within 12 months after the relevant Subscription Date.

4.4	Indemnity by Investor

(a)	The Investor indemnifies the Company against all Indemnified Losses incurred by the Company as a consequence of any matter or thing being found to be in breach of or inconsistent with the Investor Warranties.

(b)	The maximum amount which the Company may claim against the Investor for a breach of the Investor Warranties is 100% of the Subscription Price that has been paid by the Investor at the time of the claim. A claim for breach of the Investor Warranties shall not be made unless the amount of the Indemnified Losses reasonably claimed exceeds $1,000,000 (in which event, for the avoidance of doubt, the Investor shall be liable for the whole of that amount and not merely the excess).

(c)	The Investor shall not be liable in respect of a claim in connection with a breach of Investor Warranties unless the Company has given written notice to the Investor setting out reasonable details of the specific matter in respect of which the claim is made within 12 months after the relevant Subscription Date.

5.	CONFIDENTIALITY

5.1	Disclosure of Confidential Information

All Confidential Information exchanged between the Parties under this agreement or during negotiations preceding this agreement is confidential to them and may not be disclosed to any person except:

(a)	employees, directors, officers, legal advisers auditors and other consultants of the Party or any of its Related Bodies Corporate requiring the information for the purposes of this agreement;

(b)	with the consent of the Party who supplied the information which consent may be given or withheld in its absolute discretion;

(c)	if a Party is required to do so by law or a stock exchange; or

(d)	if a Party is required to do so in connection with legal proceedings relating to this agreement.

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6.	ANNOUNCEMENTS

6.1	Public announcements

Subject to clause 6.2, no Party may, before or after the relevant Subscription Date, make or send a public announcement, communication or circular concerning the transactions referred to in this agreement unless it has first obtained the other Party’s written consent. That consent is not to be unreasonably withheld or delayed and should be completed within 48 hours of signing this agreement.

6.2	Public announcements required by law

Clause 6.1 does not apply to a public announcement, communication or circular required by law or a regulation of a stock exchange, if the Party (including its Group) required to make or send it has, if practicable, first consulted and taken into account the reasonable requirements of the other Party.

7.	COSTS AND DUTY

7.1	Costs and expenses

The Company and the Investor agree to pay their own legal fees and other costs and expenses incurred in connection with the preparation, negotiation and completion of this agreement and of other related documentation.

7.2	Duty

The Company must pay all Duty chargeable, payable or assessed in relation to this agreement and the issue of the Subscription Shares to the Investor.

8.	NOTICES

8.1	Notices in writing

Each notice authorised or required to be given to a Party shall be in legible writing and in English addressed to the Party’s address set out in clause 8.2 (or such other address nominated in accordance with clause 8.3).

8.2	Initial address of Parties

The initial address of the Parties shall be as follows:

Party	Address	Attention	E-mail
MYFIZIQ LIMITED	Unit 5, 71-73 South Perth Esplanade, South Perth, WA 6151	The Board of Directors	VIado Bosanac <vlado@myfiziq.com>
Asia Cornerstone Asset Management Limited	Unit 1914, 19th Floor, Miramar Tower, 132 Nathan Road, Tsim Sha Tsui, Kowloon, Hong Kong	Marcus Liew	mi@marcusliew.com

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8.3	Change of address

Each Party may from time to time change its address by giving notice pursuant to clause 8.1 to the other Parties.

8.4	Receipt of notice

Any notice given pursuant to clause 8.1 will be conclusively deemed to have been received:

(a)	in the case of personal delivery, on the actual day of delivery;

(b)	if sent by mail, two (2) Business Days from and including the day of posting; or

(c)	if sent by facsimile, when a facsimile confirmation receipt is received indicating successful delivery; or

(d)	if sent by e-mail, when a delivery confirmation report is received by the sender which records the time that the e-mail was delivered to the addressee’s e-mail address (unless the sender receives a delivery failure notification indicating that the e-mail has not been delivered to the addressee), but if the delivery or receipt is on a day that is not a Business Day or is after 5:00 pm (addressee’s time) it is regarded as received at 9:00 am on the following Business Day.

9.	VARIATION

No modification or alteration of the terms of this agreement shall be binding unless made in writing dated subsequent to the date of this agreement and duly executed by the Parties.

10.	WAIVER

(a)	Waiver of any right, power, authority discretion or remedy arising upon default under this agreement must be in writing and signed by the Party granting the waiver.

(b)	A failure or delay in exercise, or partial exercise, of a right, power, authority, discretion or remedy created or arising upon default under this agreement, does not result in a waiver of that right.

(c)	A Party is not entitled to rely on a delay in the exercise or non-exercise of a right, power, authority, discretion or remedy arising from a breach of this agreement or on a default under this agreement as constituting a waiver of that right, power, authority, discretion or remedy.

(d)	A Party may not rely on any conduct of another Party as a defence to exercise of a right, power, authority, discretion or remedy by that other Party.

11.	FURTHER ASSURANCE

Each Party shall sign, execute and do all deeds, acts, documents and things as may reasonably be required by the other Party to effectively carry out and give effect to the terms and intentions of this agreement.

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EXECUTED BY	)
ASIA CORNERSTONE ASSET MANAGEMENT	)
LIMITED	)
in accordance with its constituent	)
documents and place of incorporation:

/s/ Marcus Liew
Director

Director/Secretary

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12.	GOVERNING LAW AND JURISDICTION

This agreement shall be governed by and construed in accordance with the law from time to time in the State of Western Australia and the Parties agree to submit to the non-exclusive jurisdiction of the courts of Western Australia and the courts which hear appeals therefrom.

13.	TIME OF ESSENCE

Time is of the essence of this agreement in respect of any date or period determined under this agreement.

14.	ENTIRE AGREEMENT

This agreement shall constitute the sole understanding of the Parties with respect to the subject matter and replaces all other agreements with respect thereto.

15.	COUNTERPARTS

This agreement may be executed in any number of counterparts (including by way of facsimile) each of which shall be deemed for all purposes to be an original and all such counterparts taken together shall be deemed to constitute one and the same instrument.

EXECUTED by the Parties as an agreement.

EXECUTED BY MYFIZIQ LIMITED	)
ACN 602 111 115)
in accordance with section 127 of the	)
Corporations Act 2001 (Cth):	)

Signature of director		Signature of director/company secretary (please delete as applicable)

Vlado Bosanac
Chief Executive Office		Name of director/company secretary (please delete as applicable)

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S C H E D U L E 1 - A P P L I C A T I O N F O R M

APPLICATION FORM

MYFIZIQ LIMITED
ACN 602 111 115
(Company)

Asia Cornerstone Asset Management Limited (Investor) hereby applies to the Company for 10,000,000 fully paid ordinary shares in the capital of the Company (Shares).

The Investor will transfer to the Company an amount of AUD$6,000,000 in Australian dollars and in immediately available funds to the account nominated by the Company.

Details of the Investor:

Name:	Asia Cornerstone Asset Management Limited

Address:	Unit 1730, 17F, Silvercord Tower 2, 30 Canton Road, Tsim Sha Sui, Kowloon, Hong Kong

Contact Person:	Michael Marcus Liew

Contact Investor:	+65 9657 3468

By signing and lodging this Application Form with the Company, the Investor:

1.	declares that the agreements, statements, declarations and acknowledgments contained in the following paragraphs are given for the benefit of the Company;

2.	declares that all details and statements made by the Investor in this Application Form are complete and accurate;

3.	agrees to be bound by the Constitution of the Company;

4.	represents, warrants and undertakes to the Company that the Investor has/have full right and authority to sign and lodge this Application Form, to subscribe for the Shares and to perform the other obligations set out in this Application Form, and has taken all action and obtained all regulatory and other consents, approvals and authorisations necessary in that respect;

5.	acknowledges that the Investor have/has made its/their own enquiries concerning the Company and its business and affairs and that the Company makes no representation or warranties to the Investor other than set out in the Subscription Agreement dated the same date as this Application Form;

6.	requests the Company to, upon receipt of this Application Form signed by the Investor, issue the Subscription Shares to the Investor pursuant to the agreement;

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7.	declares that the Investor comes within the definition of a sophisticated investor or a professional investor for the purposes of Section 708(8) or 708(11) of the Corporations Act 2001 respectively;

8.	acknowledges that this Application form is irrevocable, subject to the agreement; and

9.	acknowledges that returning this Application Form with the application monies will constitute the Investor’s offer to subscribe for Subscription Shares subject to the agreement, and that no notice of acceptance of this Application Form will be provided.

NOTE: Return of the Application Form with your payment of the application monies will constitute your offer to subscribe for the Shares. This Application Form is for the Subscriber and must not be passed onto any person without written permission from the Company.

EXECUTED BY	)
Asia Cornerstone Asset Management	)
Limited	)
in accordance with its constituent	)
documents and place of incorporation:

/s/ Marcus Liew
Director

Director/Secretary

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